Exhibit 99.1

CONTACTS
MEDIA CONTACT:	INVESTOR CONTACT:
Bob Nelson	Rick Muscha
Lattice Semiconductor Corporation	Lattice Semiconductor Corporation
408-826-6339	408-826-6000
Bob.Nelson@latticesemi.com	Rick.Muscha@latticesemi.com

Lattice Semiconductor Announces Appointment
of Anjali Joshi to Board of Directors

HILLSBORO, OR - November 5, 2019 - Lattice Semiconductor (NASDAQ: LSCC), the low power programmable leader, today announced that its Board of Directors has appointed Anjali Joshi to the Company's Board of Directors and Compensation Committee. Ms. Joshi brings to the Board more than 30 years' experience in high-technology engineering and product management.

Ms. Joshi currently serves on the Boards of McClatchy and MobileIron, and is an advisor to ClassKlap, Clinikk Healthcare, and Next Force Technology. Prior, she was at Google for 12 years, most recently as VP Product Management leading product development for multiple search products. Earlier at Google, she led product management for multiple core business areas.

Before joining Google, Ms. Joshi was EVP of Engineering at Covad Communications, a voice and data communications company that she helped grow from a start-up to a public company. She started her career at AT&T Bell Laboratories where she was a member of the technical staff focused on voice and high-speed communications.

Ms. Joshi earned a Master’s degree in Management Science from Stanford University, a Master’s degree in Computer Science from the University at Buffalo, and a Bachelor’s degree in Electrical Engineering from the India Institute of Technology, Kanpur.

Jeff Richardson, Lattice's Chairman of the Board, commented, "We are very pleased to have Anjali join our Board of Directors. She supplements our existing skills with broad industry experience covering many of Lattice’s key markets: from telecom to consumer. Her expertise in product management and scaling new technologies will be valuable as the Company drives a faster cadence of introducing new and differentiated products.”

About Lattice Semiconductor
Lattice Semiconductor (NASDAQ: LSCC) is the low power programmable leader. We solve customer problems across the network, from the Edge to the Cloud, in the growing communications, computing, industrial, automotive and consumer markets. Our technology, long-standing relationships, and commitment to world-class support lets our customers quickly and easily unleash their innovation to create a smart, secure and connected world.

For more information about Lattice, please visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, YouTube, WeChat, Weibo or Youku.
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